UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

Bow River Capital Evergreen Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear [Name]:

The Bow River Capital Evergreen Fund (the “Fund”) has some exciting news to share.  As disclosed in the attached proxy statement (the “Proxy Statement”), the Board of Trustees of the Fund on September 6, 2024, determined that adding Apogem Capital LLC (“Apogem”) as an additional investment consultant would serve the best interests of the Fund and its shareholders and approved an investment consultant agreement between Bow River Advisers, LLC and Apogem, subject to approval by the Fund’s shareholders.

Apogem is a private market investment firm with more than 30 years of experience and approximately $40 billion in assets under management. Apogem has deployed more than $75 billion across more than 2,700 private equity and private credit investments since 1991 and maintains more than 320 active general partner relationships with a focus on the middle market.

The Fund is growing and adding Apogem as an additional investment consultant should serve to increase the number of investment opportunities that are available to the Fund and further enhance the Fund’s ability to deploy capital consistent with its current investment strategy. The Fund’s investment strategy and existing consulting relationships will not change, as Bow River will continue to be responsible for all of the Fund’s investment decision making, including but not limited to the Fund’s asset allocation, portfolio construction, cash flow planning, liquidity management, investment underwriting and investment selection.

There will be no increase in the Fund’s aggregate fees as a result of the appointment of Apogem as an investment consultant to the Fund.

ACTION REQUIRED!

While there are no changes to the Fund’s investment team, strategy and day-to-day operations, the addition of Apogem as an investment consultant to the Fund is required to be approved by the Fund’s shareholders.

Each of your clients will be receiving via email a proxy statement that outlines the benefits of adding Apogem as well as instructions on how to vote their shares. In the proxy email they can simply click on their control number to vote – the whole process takes about 30 seconds. I have also included options they will see for how to vote their proxy below:

EASY VOTING OPTIONS:

VOTE BY PHONE Call 1-800-337-3503 Follow the recorded instructions available 24 hours	VOTE ON THE INTERNET Log on to: www.proxy-direct.com or scan the QR code Follow the on-screen instructions available 24 hours

VOTE BY MAIL Vote, sign and date your Proxy Card and return in the postage-paid envelope	VOTE IN PERSON Attend Shareholder Meeting One Logan Square, Suite 2000 Philadelphia, PA 19103 on November 18, 2024

Voting electronically or by phone only takes a couple of minutes and every vote is important.

Shareholders have the option to vote electronically, by telephone, mail or in-person at a special meeting on November 18, 2024 at the offices of Faegre Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, PA 19103-6996 at 2:00 p.m. Eastern Time (the “Special Meeting”).  If many Shareholders choose not to vote, the Fund might not receive enough votes to reach a quorum to hold the Special Meeting.  If it appears that there will not be a quorum, the Fund would have to send additional mailings or otherwise solicit shareholders to try to obtain more votes.

Please feel free to call me with any questions you have about the proposal to add Apogem as an additional investment consultant for the Fund or if you have questions about how to vote your shares.  I have also attached a Frequently Asked Questions Guide that will accompany the proxy card.

As always, please feel free to reach out to me with any questions.

Thank you for your support of the Fund!

Jeremy Held

President

Bow River Capital Evergreen Fund